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                                                                      EXHIBIT 15

TXU Corp.:

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp. and subsidiaries (TXU Corp.) for the periods ended March 31, 2001 and 2000 and June 30, 2001 and 2000 as indicated in our reports dated May 11, 2001, and August 9, 2001, respectively; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in TXU Corp.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, respectively, are incorporated by reference in Registration Statements Nos. 333-27989, 333-32831, 333-37652, 333-56055, as amended by
Post-Effective Amendments Nos. 1 and 2, on Form S-3; Registration Statements Nos. 333-32833, 333-32835, 333-32837, 333-32839, 333-32841, 333-32843,
333-45657, 333-46671, 333-79627, as amended by Post Effective Amendment No. 1, 333-93181, as amended by Post Effective Amendments Nos. 1 and 2, and 333-93183 on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Dallas, Texas
August 9, 2001